Exhibit 99.1

STR HOLDINGS, INC.  REPORTS SECOND QUARTER 2010 RESULTS

- CONSOLIDATED NET SALES UP 62%; RAISES FULL-YEAR GUIDANCE -

ENFIELD, Conn. — AUG 10, 2010 — STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Financial Highlights:

•                  Consolidated net sales for the quarter rose 62.3% to $96.7 million from a year ago; Solar segment’s net sales rose 126% to $67.0 million, from $29.6 million a year ago;

•                  Diluted EPS of $0.36 vs. $0.08 a year ago; non-GAAP diluted EPS of $0.44 vs. $0.15 a year ago;

•                  Increased 2010 consolidated revenue guidance by $25.0 million to $352.5 million and diluted non-GAAP EPS by $0.24 to $1.40, at the midpoint of the ranges.

Consolidated Financial Results

Consolidated net sales for the quarter ended June 30, 2010 rose 62.3% to $96.7 million, compared with $59.6 million in the second quarter of 2009. For the first six months of 2010, net sales rose 49.9% to $176.4 million, compared with $117.7 million in the same period a year ago.

Second quarter 2010 consolidated gross profit rose 93.1% to $39.4 million, compared with $20.4 million in the second quarter of 2009. Year-to-date 2010 consolidated gross profit rose 71.5% to $69.5 million, compared with $40.5 million in the first six months of 2009.

SG&A expense for the second quarter ended June 30, 2010 was $13.1 million, up from $9.5 million last year, due to increased staffing and infrastructure costs required to support the Company’s growth and operating as a public company, as well as increased non-cash stock-based compensation. Year to date, SG&A was $29.1 million, up from $20.4 million a year ago. As a percentage of net sales, quarterly SG&A improved 245 basis points, while year to date improved 88 basis points.

Net income for the second quarter of 2010 rose 380.1% to $15.0 million, or $0.36 on a diluted EPS basis. This compared with net income of $3.1 million, or $0.08 per diluted share, for the second quarter of 2009. Year to date net income totaled $22.8 million, or $0.55 per diluted share, up 265% from $6.2 million, or $0.17 on a diluted EPS basis, for the same period in 2009.

On a non-GAAP basis, which excludes the tax effected impact of intangible asset amortization expense, non-cash stock-based compensation, amortization of deferred financing costs and secondary offering expense, non-GAAP net income for the second quarter of 2010 rose 227% to

$18.4 million, or $0.44 per diluted share. This compared with non-GAAP net income of $5.6 million, or $0.15 per diluted share, for the second quarter of 2009. Year-to-date 2010 non-GAAP net income increased 179.1% to $31.2 million, or $0.75 per diluted share. This compared with non-GAAP net income of $11.2 million, or $0.30 per diluted share, in the first six months of last year.

Solar Segment

Solar net sales for the quarter ended June 30, 2010 increased 126% from a year ago to $67.0 million from $29.6 million. On a sequential quarterly basis, net sales rose 22.2% due to a 31% increase in volume offset by negative foreign exchange impact of the Euro and marginally lower pricing.

Solar segment gross profit for the second quarter of 2010 increased 206.2% to $28.7 million, representing 42.8% of net sales, compared with $9.4 million, or 31.6% of net sales a year ago. The increase in Solar’s gross profit margin as a percentage of net sales was driven by improved labor efficiencies, avoidance of one-time inventory write-offs and favorable fixed cost absorption resulting from strong sales volume growth, which more than offset lower pricing and increased raw material costs.  Adjusted EBITDA rose 168.5% to $31.2 million, compared with $11.6 million a year ago.

“Solar’s global sales and earnings growth continued to be robust in the second quarter,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “This quarter’s performance benefited from strong growth across all geographies.  Our near-term visibility and the current trends in our business give us a high degree of confidence that our full-year results will be stronger than previously anticipated. The increase in our guidance reflects our view that the slowdown in business in the second half of the year resulting from reductions in the feed-in tariffs in Germany and Italy will not be as significant as we previously anticipated.”

Quality Assurance Segment

For the second quarter of 2010, Quality Assurance (QA) net sales were relatively flat at $29.7 million compared with $29.9 million a year ago, essentially in-line with previously announced expectations. QA adjusted EBITDA was $4.5 million, compared with $7.0 million a year ago. Cost reduction measures implemented in the latter part of the first quarter as well as in the second quarter began to provide impact and will provide further benefit over the remainder of the year.

Liquidity

During the second quarter of 2010, the Company generated $9.8 million of operating cash flow, compared with $8.8 million a year ago. Free cash flow, which is defined as operating cash flow less capital expenditures, increased 61.6%, or $2.4 million from the second quarter of 2009.

STR’s Executive Vice President and Chief Financial Officer Barry A. Morris stated, “We have recently added additional capacity, bringing our total capacity to 7.5 GW. Importantly, our 2011 capacity expansion is underway and will be funded from existing cash and strong operating cash flow.  Year to date, our capital expenditures have totaled $6.6 million of the approximate $40 million we anticipate investing in 2010.”

Business Outlook

The Company today provided guidance for the third quarter of 2010 and increased its previously announced full-year 2010 financial guidance as follows:

(Amounts in millions, except per share amounts)

Quarter ending September 30, 2010	Low	High
Solar net sales	$55	$61
Quality Assurance net sales	30	32
Total net sales	$85	$93

Diluted non-GAAP EPS	$0.32	$0.37

	Previous		Current
Year ending December 31, 2010	Low	High	Low	High
Solar net sales	$200	$215	$230	$240
Quality Assurance net sales	115	125	115	120
Total net sales	$315	$340	$345	$360

Diluted non-GAAP EPS	$1.12	$1.20	$1.35	$1.45

Conference Call

STR will discuss its financial results and guidance in a conference call today at 4:30 p.m. EDT. Investors accessing the live call from the U.S. should dial 866-362-4666 and enter passcode: 89164717. Those calling from outside the U.S. should dial 617-597-5313 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Monday, August 30, by dialing 888-286-8010 from the U.S., or 617-801-6888 from outside the U.S., and entering passcode: 48699281. A live audio webcast will also be available on the Investor Relations section of the Company’s website at www.strholdings.com. The webcast will be archived on the Company’s website for 365 days.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which helps ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the recently announced cuts to solar incentives in Germany and Italy; (iv) customer concentration in the Company’s Solar business and our relationships with key customers; (v) the continual operation of our Malaysia plant and the planned expansion of our Malaysia plant;

(vi) the execution and completion of the integration of our existing Connecticut Solar operations to our future East Windsor, Connecticut solar manufacturing facility (vii) demand for our Quality Assurance services; (viii) the need to utilize its existing $20 million revolving credit facility, and the ability to further access the credit markets on acceptable terms; (ix) maintaining sufficient liquidity in order to fund future profitable growth and long term vitality; (x) pricing pressures and other competitive factors; (xi) the impact of the current negative credit markets may have on the Company or its customers or suppliers; (xii) loss of professional accreditations and memberships; (xiii) the extent to which the Company may be required to write-off accounts receivable or inventory; (xiv) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xv) any potential inflation of commodity costs, including paper and resin used in the Company’s encapsulants, and the Company’s ability to successfully manage any increases in these commodity costs; (xvi) potential product performance matters, product liability or professional liability claims and the Company’s ability to manage them; (xvii) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xviii) the impact of changes in interest rates in relation to the Company’s variable rate debt; (xix) the impact of events that cause or may cause disruption in the Company inspection, testing, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; (xx) the extent of implemented cost reduction measures in its QA business providing benefit in the remainder of the year; (xxi) outcomes of litigation and regulatory actions; (xxii) our ability to protect our intellectual property and (xxiii) the other risks and uncertainties described under “Risk Factors” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s prospectus filed with the SEC on November 9, 2009 and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Barry A. Morris

Executive Vice President and Chief Financial Officer

(860) 749-8371

barry.morris@strus.com

or

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 749-8371

joseph.radziewicz@strus.com

or

ICR, Inc.

Ina McGuinness

Investor Relations Consultant

(310) 954-1100

Ina.McGuinness@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales - Solar	$66,997	$29,643	$121,808	$63,830
Net sales - Quality Assurance	29,657	29,920	54,619	53,848
Total net sales	96,654	59,563	176,427	117,678

Cost of sales - Solar	38,306	20,273	69,760	41,067
Cost of sales - Quality Assurance	18,988	18,905	37,216	36,104
Total cost of sales	57,294	39,178	106,976	77,171

Gross profit	39,360	20,385	69,451	40,507

Selling, general and administrative expenses	13,096	9,533	29,065	20,421
Bad debt expense	634	952	743	1,352
Earnings on equity-method investments	(54)	(123)	(73)	(159)

Operating income	25,684	10,023	39,716	18,893

Other expense	2,556	4,218	5,586	8,054
Income before income tax expense	23,128	5,805	34,130	10,839
Income tax expense	8,102	2,675	11,344	4,596
Net income	$15,026	$3,130	$22,786	$6,243

Basic and diluted earnings per share:
Basic	$0.37	$0.09	$0.57	$0.17
Diluted	$0.36	$0.08	$0.55	$0.17

* Non-GAAP earnings per share:
Basic	$0.46	$0.15	$0.77	$0.31
Diluted	$0.44	$0.15	$0.75	$0.30

Weighted-average common shares outstanding:
Basic	40,273,457	36,497,502	40,218,559	36,455,434
add: dilutive effect of stock options	998,946	—	745,163	—
add: dilutive effect of restricted common stock	782,587	623,397	779,446	662,719
Diluted	42,054,990	37,120,899	41,743,168	37,118,153

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands except share amounts

	June 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$80,536	$70,150
Accounts receivable, net	50,453	33,744
Inventories	16,706	12,267
Other current assets	11,694	8,962
Total current assets	159,389	125,123

Property, plant and equipment, net	65,886	68,895
Intangible assets, net	433,770	439,522
Other noncurrent assets	11,655	12,320
Total assets	$670,700	$645,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,894	$1,981
Interest rate swap liability	1,356	4,018
Other current liabilities	41,613	33,986
Total current liabilities	44,863	39,985
Long-term debt, less current portion	237,600	238,525
Other long-term liabilities	94,011	96,080
Total liabilities	376,474	374,590

STOCKHOLDERS’ EQUITY
Stockholders’ equity	294,226	271,270
Total liabilities and stockholders’ equity	$670,700	$645,860

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$15,026	$3,130	$22,786	$6,243
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,400	3,010	6,282	5,760
Amortization of intangibles	2,876	2,876	5,752	5,752
Amortization of deferred financing costs	331	287	663	575
Stock-based compensation expense	1,383	589	5,174	993
Unrealized gain on interest rate swap	(1,446)	(18)	(2,662)	(587)
Earnings on equity-method investments	(54)	(123)	(73)	(159)
Loss on disposal of property, plant and equipment	11	9	10	10
Provision for bad debt expense	634	952	743	1,352
Provision for deferred taxes	(20)	110	1,027	(53)
Changes in operating assets and liabilities	(12,322)	(2,038)	(16,641)	1,020
Net cash provided by operating activities	9,819	8,784	23,061	20,906

INVESTING ACTIVITIES	(3,441)	(4,838)	(6,578)	(10,611)

FINANCING ACTIVITIES	(903)	(483)	(2,547)	(1,236)

Effect of exchange rate changes on cash	(2,201)	1,042	(3,551)	538
Net increase in cash and cash equivalents	3,274	4,505	10,385	9,597
Cash and cash equivalents, Beginning of period	76,260	32,960	69,149	27,868
Cash and cash equivalents, End of period	$79,534	$37,465	$79,534	$37,465

* Free cash flow	$6,378	$3,946	$16,471	$10,295

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net income	$15,026	$3,130	$22,786	$6,243
Add:
Amortization of intangibles	2,876	2,876	5,752	5,752
Amortization of deferred financing costs	331	287	663	575
Stock-based compensation expense	1,383	589	5,174	993
Secondary offering expense	341	—	534	—
Tax effect of non-GAAP adjustments	(1,519)	(1,244)	(3,743)	(2,397)
Non-GAAP net income	$18,438	$5,638	$31,166	$11,166

Non-GAAP earnings per share:
Basic	$0.46	$0.15	$0.77	$0.31
Diluted	$0.44	$0.15	$0.75	$0.30

Weighted-average common shares outstanding:
Basic	40,273,457	36,497,502	40,218,559	36,455,434
add: dilutive effect of stock options	998,946	—	745,163	—
add: dilutive effect of restricted common stock	782,587	623,397	779,446	662,719
Diluted	42,054,990	37,120,899	41,743,168	37,118,153

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$9,819	$8,784	$23,061	$20,906
Less:
Capital expenditures	(3,441)	(4,838)	(6,590)	(10,611)
Free cash flow	$6,378	$3,946	$16,471	$10,295

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net income not including the tax effected impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense and secondary offering expense divided by the weighted-average common shares outstanding. It should be noted that diluted weighted-average common shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow does not reflect, among other things, mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and acquisitions.